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                                                                    Exhibit 99.1


COMPANY PRESS RELEASE

CALIFORNIA CULINARY ACADEMY ANNOUNCES PRIVATE OFFERING OF WARRANTS AND 10% CONVERTIBLE NOTES DUE 2005

SAN FRANCISCO, Calif.--April 29, 1999--California Culinary Academy, Inc. (Nasdaq:COOK) today announced that it has entered into an agreement to sell $7 million aggregate principal amount of its 10% Convertible Notes due 2005 and warrants to acquire 250,000 shares of its common stock, through a private offering to institutional buyers. The gross proceeds to the Company, prior to the exercise of the warrants, will be $7 million.

The offering is expected to close in June 1999, subject to satisfaction of customary conditions, including shareholder approval. The notes will be convertible into common stock of the Company at a conversion price of $8 per share, subject to reduction in certain circumstances to a price not less than $6 per share. The notes have a six-year term with quarterly repayment of principal commencing on the last day of the thirtieth month after the date of closing. The warrants also have a six-year term and an exercise price equal to the conversion price of the notes.

The Company stated that it intends to use the net proceeds of the offering in connection with the development of its second regional education and training campus in New Orleans, for potential acquisitions, and for the Company's general working capital needs.

The notes and the warrants have not been registered under the Securities Act of 1933 or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Currently operating out of its core campus in San Francisco and two College of Food campuses in Salinas, Calif., and San Diego, the California Culinary Academy is one of the largest culinary schools in the United States and an internationally-known leader and innovator in the arts education.

The Company offers two fully accredited professional programs as well as programs in continuing education, and vocational and consumer training. The Company also provides contract training and consulting services for product development and operations in the public and private sectors. Information on the Company can be found on the Internet at http://www.baychef.com.

This news release contains certain forward-looking statements, including statements concerning the Company's planned offering of notes and warrants. Such statements are subject to risks and uncertainties that could cause the Company's actual results to differ materially. Such risks and


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uncertainties include but are not limited to the Company's ability to maintain and increase its student enrollment, its ability to continue to meet the requirements for participation in Title IV financial aid programs administered by the U.S. Department of Education, competitive conditions and other factors described in the Company's annual report on Form 10-KSB, and other reports filed by the Company with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. The Company disclaims any intent or obligation to update these statements.

CONTACT: California Culinary Academy Inc., San Francisco
Chuck White, 415/292-8258
or
Richmont Consulting International, Los Angeles
Edda Brown or Bret Hughes, 323/658-8088





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